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                                                                  EXHIBIT 14(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information and Combined Proxy Statement/Prospectus constituting parts of this registration statement on From N-14 (the "N-14 Registration Statement") of our reports, dated December 11, 1995, relating to the financial statements of Vista Short-Term Bond Fund, Vista Equity Fund (subsequently renamed Vista Large Cap Equity Fund) and Vista Small Cap Equity Fund
(separately managed portfolios of Mutual Fund Group), appearing in the Annual Report to Shareholders for the fiscal year ended October 31, 1995, which are incorporated by reference in such Combined Proxy Statement/Prospectus and Statement of Additional Information. We also consent to the incorporation by reference of our report, dated December 19, 1994, in the Statement of Additional Information of Post Effective Amendment No. 29 of Mutual Fund Group (the "N-1A Registration Statement"), relating to the financial statements of Vista Short-Term Bond Fund and Vista Equity Fund (subsequently renamed Vista Large Cap Equity Fund), appearing in the Annual Report to Shareholders for the fiscal year ended October 31, 1994, which are incorporated by reference in such Combined Proxy Statements/Prospectus and Statement of Additional Information. We also consent to the references to us under the headings "Financial Statements and Experts" in the N-14 Registration Statement, and under the headings "Condensed Financial information - Per Share Data and Capital Changes" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information, of the N-1A Registration Statement.

/s/ PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
December 27, 1995